Exhibit 8

AMENDMENT TO CONVERTIBLE LOAN AGREEMENTS

This Amendment to Convertible Loan Agreements (this “Amendment”), dated as of November 28, 2019 and effective November 29, 2019, is entered into by and among Wize Pharma Ltd., an Israeli private company #520033259 (the “Company”), Wize Pharma, Inc. (“Parent”), Rimon Gold Assets Ltd., an Israeli private company #514819424 (“Rimon Gold’’), Mobigo Inc (“Mobigo”), and Shimshon Fisher (“Fisher”, together with Rimon Gold and Mobigo, the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Company is party to a convertible loan agreement with Rimon Gold, dated March 20, 2016 (as amended from time to time, the “First Convertible Loan Agreement”), as amended by (i) the addendum dated March 30, 2016, between the Company and Rimon Gold, (ii) the second convertible loan agreement (as amended from time to time, the “Second Convertible Loan Agreement” and, together with the First Convertible Loan Agreement, and this Amendment, the “Loan Agreements”), dated January 12, 2017, among the Company, Rimon Gold, and Ridge Valley Corporation (“Ridge”), (iii) an amendment to the First Convertible Loan Agreement, dated December 21, 2017, (iv) an amendment to the Loan Agreements, dated October 19, 2018, (v) an amendment to the Loan Agreements, dated March 4, 2019, and (iv) an amendment to the Loan Agreements, dated May 31, 2019;

WHEREAS, pursuant to an assignment and assumption agreement, Fisher is party to the Second Convertible Loan Agreement;

WHEREAS, pursuant to an assignment and assumption agreement of all of Ridge’s rights under the Second Convertible Loan Agreement, Mobigo is party to the Second Convertible Loan Agreement;

WHEREAS, the parties desire to amend the First Convertible Loan Agreement and the Second Convertible Loan Agreement as more particularly set forth below;

NOW THEREFORE, the parties do hereby agree as follows:

1.	All of the terms which are used in this Amendment and are not explicitly defined herein shall have the meanings assigned to them in the Second Convertible Loan Agreement.

2.	The parties acknowledge that the outstanding loan amounts (principal and accrued interest), Loan Warrants, Investment Rights and Investment Options set forth in Exhibit A hereto are true and correct and that, other than the securities set forth therein, they are not entitled to any other securities issued or issuable in connection with the Loan Agreements.

3.	Subject to a Lender’s written election to convert (such Lender, a “Converting Party”) at least quarter (25%) of its outstanding loan amount (principal and interest) under the Loan Agreements as set forth in Columns (2) and (3) of Exhibit A (the “Outstanding Loan Amount” and the portion elected to be converted as set forth in Column (4) of Exhibit A, the “Conversion Amount”) by no later than November 29, 2019, the following terms will apply effective December 13, 2019 (with respect to such Converting Party only) (the “Loan Conversion”):

a.	The conversion price per share of common stock of Parent (each, a “Share”) will be reduced to $0.27 (the “Conversion Price”) and, Parent shall issue the Converting Party a number of Shares equal to the Conversion Amount (which, for the sake of clarity, may not be less than 25% of the outstanding loan amount) divided by the Conversion Price.

b.	For every single Share that will be issued by Parent as a result of the Loan Conversion, the Converting Party will be entitled to one warrant (each, a “Conversion Warrant”) to purchase two Shares.

c.	The Conversion Warrants will have an exercise period of five years, an exercise price of $0.27 per share and the same terms as the form of Warrant attached hereto as Exhibit B.

d.	The exercise or conversion price of the convertible securities that each Converting Party currently holds as set forth in columns (5), (6) and (7) of Exhibit A (each, an “Other Loan Security” and collectively, the “Other Loan Securities”) shall be adjusted to $0.27 per share; and the number of shares of common stock issuable upon conversion or exercise of the Other Loan Securities shall be reduced to equal the number of shares of common stock originally issuable upon conversion or exercise of Converting Party’s total number of Other Loan Securities multiplied by (i) the Conversion Amount divided by (ii) the Outstanding Loan Amounts.

e.	If at any time while an Other Loan Security is outstanding, the exercise price of the Company’s Series A Warrants issued pursuant to that certain Securities Purchase Agreement, dated October 22, 2018 between the Company and the investors thereto, is reduced as a result of a dilutive issuance (the “New Series A Warrants Exercise Price”) to an exercise price lower than the exercise or conversion price of such Other Loan Security then in effect, then the exercise or conversion price of such Other Loan Security then in effect shall be reduced to the New Series A Warrants Exercise Price.

4.	For the sake of clarity, the loan amounts (principal and interest) under the Loan Agreements that are not converted in accordance with the Loan Agreements (and, if applicable, as amended by Section 3 hereof), will be paid to the Lenders on November 30, 2019 (“Repayment”).

5.	Each Lender acknowledges and agrees that each of the other Lenders may freely assign all or part of their rights and obligations under the Loan Agreements (as amended hereby) to other third parties, subject to applicable securities laws.

6.	For the removal of doubt, the Repayment (together with the conversion, if any, of the applicable portion of the loan amounts), will settle all the obligations and liabilities of the Parent and its affiliates (including the Company) to the Lenders in accordance with the Loan Agreements (including any liens, guarantees or the like) and, without derogating from the generality of the foregoing, the Lenders will act to promptly remove all liens registered in their favor, if any, in this respect.

7.	Except as may be modified herein, the terms of the Loan Agreements shall remain in full force and effect.

8.	This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WIZE PHARMA LTD.		WIZE PHARMA, INC.

By:		By:
Name:	Or Eisenberg	Name:	Or Eisenberg
Title:	CFO	Title:	CFO

RIMON GOLD ASSETS LTD.

By:
Name:	Abir Raveh
Title:

MOBIGO INC.

By:
Name:	Priscilla Julie
Title:	Director

Shimshon Fisher

EXHIBIT A

(1)	(2)	(3)	(4)	(5)	(6)	(7)
LENDER	PRINCIPAL AMOUNT	ACCRUED AND UNPAID INTEREST (through Maturity Date)	CONVERSION AMOUNT (PRINCIPAL + INTEREST)	INVESTMENT RIGHTS	INVESTMENT OPTIONS	LOAN WARRANTS (issued in connection with the Amendment, dated May 31, 2019)
Rimon - 2016	$531,067	$79,661	$305,364	-	391,582	347,213
Rimon - 2017	$274,048	$29,231	$151,640	308,613	-	173,607
Mobigo	$274,048	$29,231	$203,197	94,382	-	173,607
Fisher	$274,048	$29,505	$100,172	95,089	-	173,607

EXHIBIT B